EXHIBIT 99.1

SMTP Announces $5 Million Financing

Shares Placed with SharpSpring’s Co-Founders and Early Investors, along with Existing Institutional Investors

NASHUA, NH May 18, 2015 — SMTP, Inc. (NASDAQ:SMTP), a global provider of cloud-based email marketing technologies, announced today that it has secured a $5 million financing round. The round was led by the Company’s two largest institutional investors, Special Situations Fund and Bard Associates. The original owners of SharpSpring (which we acquired in 2014) also participated in the round by exchanging $3 million in future cash payments for the Company’s stock.

Highlights of the financing transaction are as follows:

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Special Situations Fund and clients of Bard Associates collectively purchased $2 million of SMTP stock at a price of $5.50 per share, representing a 5% discount to market at the time of negotiation.

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SharpSpring’s co-founders and early investors agreed to convert $3 million of future cash earn-out liability into equity at the same price.

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The $2 million in cash received from outside investors will be provided to SharpSpring’s former owners, reducing the Company’s earn-out liability by a total of $5 million.

“This transaction is beneficial on a number of fronts,” stated Jon Strimling, CEO of SMTP, Inc. “SharpSpring is on a clear trajectory to exceed its growth targets. The placement of stock with key insiders further aligns our interests with those of shareholders and demonstrates our management team’s confidence in the future of the Company. In addition, this financing significantly strengthens our balance sheet.”

The Company had previously announced that SharpSpring is on pace to exceed its earn-out target of accumulating over $5 million in annual recurring revenue under contract by the end of 2015.  Net of the payments in stock and cash being made currently, the parties have agreed that the remaining earn-out obligations of $1 million in cash and $4 million in stock will be provided to the original owners of SharpSpring at the end of Q1 2016.

“We’re experiencing strong growth, and we expect growth to accelerate in the future with the power of the combined entity,” commented Rick Carlson, SharpSpring’s President and its largest shareholder prior to the acquisition. “Speaking for myself, our CTO, Travis Whitton, and several key team members, we are excited for the opportunity to own a larger stake in the integrated company as we move forward.”

To facilitate the sale of shares to its two largest institutional investors, the Company entered into subscription agreements to sell 363,909 shares of its common stock in a registered direct offering at a price of $5.50 per share.  The registered direct offering is expected to close on or about May 21, 2015.  The registered direct offering is being made pursuant to a prospectus included as part of the shelf registration statement filed with the Securities and Exchange Commission (SEC) that was declared effective on January 16, 2015.  A prospectus supplement related to the registered direct offering will be filed with the SEC.  Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov.  This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock of SMTP.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About SMTP, Inc.
SMTP, Inc. (NASDAQ: SMTP) is a global provider of cloud-based marketing solutions ranging from sophisticated marketing automation (via subsidiary SharpSpring) to comprehensive email and mobile marketing (via subsidiary GraphicMail) and scalable, cost-effective email deliverability services. The company’s product family is hallmarked by its flexible architecture, ease-of-use and cost-effectiveness. SMTP augments its industry-leading technology with high-quality, multilingual customer service and support. SMTP, Inc. is headquartered in Nashua, NH, and can be found on the web at www.smtp.com. SharpSpring, based in Gainesville, FL, can be found on the web at www.SharpSpring.com. GraphicMail, based in Geneva, Switzerland, can be found on the web at www.GraphicMail.com.

Safe Harbor Statement
The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K and other risks to which our Company is subject, and various other factors beyond the Company’s control.

Investor Relations Contact:
Edward Lawton
Chief Financial Officer
Phone: 617-500-0122
Email: ir@smtp.com